EXHIBIT 99

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Empi, Inc.

      We have audited the accompanying consolidated balance sheets of Empi, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Empi, Inc. and Subsidiaries for the year ended December 31, 2001, were audited by other auditors who have ceased operations and whose report dated March 21, 2002 expressed an unqualified opinion on those statements.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Empi, Inc. and Subsidiaries at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

      As discussed in Note 2 to the financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (Statement) No. 142, “Goodwill and Other Intangible Assets.”

      As discussed above, the consolidated financial statements of Empi, Inc. and Subsidiaries as of December 31, 2001 and for the year then ended, were audited by other auditors who have ceased operations. These consolidated financial statements have been revised to include the transitional disclosures required by Statement No. 142, which was adopted as of January 1, 2002, as described in Note 2, and the disclosures required by Statement No. 128, “Earnings per Share” and Statement No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Our audit procedures with respect to the disclosures with respect to 2001 included: (a) for Statement 142, agreeing the previously reported net income to the previously issued financial statements and the adjustments to amortization to the Company’s underlying records obtained from management, and testing the mathematical accuracy of the reconciliation presented; (b) for Statement 128, testing the calculation of both basic and diluted weighted-average shares outstanding and testing the mathematical accuracy of the reconciliation the weighted-average share calculation and the basic and diluted earnings per share calculations, and (c) for Statement 131, agreeing that the net revenues by geographic location and by product to the Company’s underlying records obtained from management and testing the mathematical accuracy of the reconciliations of net revenue by geographic location and by product to the consolidated financial statements. In our opinion, the disclosures for 2001 related to Statements No. 142, 128 and 131 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the fiscal year 2001 consolidated financial statements of Empi, Inc. and Subsidiaries other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the fiscal year 2001 consolidated financial statements taken as a whole.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota

February 27, 2004

Report of Independent Public Accountants

To the Board of Directors and Shareholders of Empi, Inc.:

      We have audited the accompanying consolidated balance sheets of Empi, Inc. and Subsidiaries (a Minnesota corporation) as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Empi, Inc. and Subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Minneapolis, Minnesota

March 21, 2002

      NOTE: In accordance with Rule 2-02 of Regulation S-X, the report above is a copy of a report previously issued by Arthur Andersen LLP (“Andersen”), which report has not been reissued by Andersen. The Company has been unable to obtain the consent of Andersen to the inclusion of this report in this Form 10-K and in reliance upon Rule 437a under the Securities Exchange Act of 1934, as amended (the “Securities Act”) has not filed such consent with this Form S-1. Because we have not been able to obtain Andersen’s consent, you may not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the Company’s financial statements audited by Andersen or any omission to state a material fact required to be stated therein. Certain financial information for the year in ended December 31, 2001 was not reviewed by Andersen and includes: (i) reclassifications to conform to our 2003 and 2002 financial statement presentation and (ii) reclassifications and additional disclosures to conform with new accounting pronouncements.

Empi, Inc. and Subsidiaries

Consolidated Balance Sheets

		December 31,
	June 30,
	2004	2003	2002

	(unaudited)

	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$10,417	$3,115	$6,732
Accounts receivable, net of allowances of $11,829, $13,404 and $12,976, respectively	35,601	36,369	37,919
Inventories	14,799	13,808	12,902
Deferred income taxes	4,837	5,213	5,041
Other current assets	1,716	1,411	1,704

Total current assets	67,370	59,916	64,298
Property, plant and equipment, net	12,908	13,393	12,294
Deferred financing costs, net of accumulated amortization of $421, $60 and $2,376, respectively	3,905	4,266	1,660
Goodwill	28,464	29,320	24,792
Deferred income taxes	—	—	596
Other assets, net of accumulated amortization of $726, $711 and $674, respectively	1,039	757	714

Total assets	$113,686	$107,652	$104,354

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$42	$1,718	$10,481
Accounts payable	6,335	5,039	6,191
Accrued compensation	4,599	3,359	3,486
Income taxes payable	4,056	1,317	1,170
Interest payable	680	874	850
Commissions payable	983	963	1,112
Other current liabilities	2,699	3,421	4,555

Total current liabilities	19,394	16,691	27,845
Deferred income taxes	1,503	1,761	—
Other long-term liabilities	—	228	535
Long-term debt, less current portion	160,605	164,381	110,876
Minority interest	618	554	348
Shareholders’ deficit:
Common stock, $0.01 par value:	62	62	62
Authorized shares — 10,000
Issued and outstanding shares — 6,191
Additional paid-in capital	(132,428)	(132,428)	(132,428)
Retained earnings	59,686	51,336	96,066
Accumulated other comprehensive gain (loss):
Foreign currency translation	5,146	6,193	2,366
Unrealized gain (loss) on derivatives	85	(141)	(331)
Officers’ stock notes receivable	(985)	(985)	(985)

Total shareholders’ deficit	(68,434)	(75,963)	(35,250)

Total liabilities and shareholders’ deficit	$113,686	$107,652	$104,354

See accompanying notes.

Empi, Inc. and Subsidiaries

Consolidated Statements of Income

	Six Months
	Ended June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

	(unaudited)

	(in thousands, except per share data)
Net revenues	$79,729	$73,197	$150,525	$135,586	$121,555
Cost of goods sold	28,656	24,704	51,946	42,024	36,180

Gross profit	51,073	48,493	98,579	93,562	85,375
Operating expenses:
Selling, general, and administrative	32,070	29,506	58,831	53,071	56,491
Research and development	1,262	1,330	2,409	2,131	2,874
Recapitalization expense	—	—	5,408	—	—

Total operating expenses	33,332	30,836	66,648	55,202	59,365

Earnings from operations	17,741	17,657	31,931	38,360	26,010
Other income (expense):
Interest income	17	—	164	195	305
Interest expense	(4,048)	(3,999)	(7,994)	(8,781)	(11,040)
Other	(243)	(114)	(2,511)	(1,176)	(646)

Total other expense	(4,274)	(4,113)	(10,341)	(9,762)	(11,381)

Earnings before income taxes	13,467	13,544	21,590	28,598	14,629
Income tax expense	(5,032)	(4,576)	(8,180)	(9,605)	(7,896)
Minority interest	(85)	(49)	(127)	(66)	805

Net earnings	$8,350	$8,919	$13,283	$18,927	$7,538

Net earnings per share:
Basic	$1.35	$1.45	$2.15	$3.06	$1.22

Diluted	$1.26	$1.35	$2.00	$3.04	$1.21

Weighted-average shares outstanding:
Basic	6,191	6,191	6,191	6,191	6,191

Diluted	6,586	6,661	6,653	6,220	6,220

See accompanying notes.

Empi, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Deficit and Comprehensive Earnings

				Officers’		Accumulated
	Common Stock		Additional	Stock		Other
			Paid-In	Notes	Retained	Comprehensive		Comprehensive
	Shares	Amount	Capital	Receivable	Earnings	(Loss) Gain	Total	Earnings

	(in thousands)
Balance at December 31, 2000	6,191	$62	$(132,428)	$(985)	$69,818	$(170)	$(63,703)	$—
Net earnings	—	—	—	—	7,538	—	7,538	7,538
Dividend	—	—	—	—	(217)	—	(217)	—
Unrealized holding loss on derivatives, net of tax	—	—	—	—	—	(385)	(385)	(385)
Currency translation adjustments, net of tax	—	—	—	—	—	(538)	(538)	(538)

Balance at December 31, 2001	6,191	62	(132,428)	(985)	77,139	(1,093)	(57,305)	$6,615
Net earnings	—	—	—	—	18,927	—	18,927	$18,927
Unrealized holding gains on derivatives, net of tax	—	—	—	—	—	54	54	54
Currency translation adjustments, net of tax	—	—	—	—	—	3,074	3,074	3,074

Balance at December 31, 2002	6,191	62	(132,428)	(985)	96,066	2,035	(35,250)	$22,055
Net earnings	—	—	—	—	13,283	—	13,283	$13,283
Dividend	—	—	—	—	(58,013)	—	(58,013)
Unrealized holding gains on derivatives, net of tax	—	—	—	—	—	190	190	190
Currency translation adjustments, net of tax	—	—	—	—	—	3,827	3,827	3,827

Balance at December 31, 2003	6,191	62	(132,428)	(985)	51,336	6,052	(75,963)	17,300
Net earnings (unaudited)	—	—	—	—	8,350	—	8,350	8,350
Unrealized holding gains on derivatives, net of tax (unaudited)	—	—	—	—	—	226	226	226
Currency translation adjustments, net of tax (unaudited)	—	—	—	—	—	(1,047)	(1,047)	(1,047)

Balance at June 30, 2004 (unaudited)	6,191	$62	$(132,428)	$(985)	$59,686	$5,231	$(68,434)	$7,529

See accompanying notes.

Empi, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Six Months
	Ended June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

	(unaudited)

	(in thousands)
Operating activities
Net earnings	$8,350	$8,919	$13,283	$18,927	$7,538
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	2,442	2,071	4,221	2,937	2,890
Amortization	—	—	37	57	5,725
Write-off of deferred financing costs	—	—	998	—	—
Deferred tax provision	1,595	245	(279)	(148)	(1,300)
Amortization of deferred financing costs	360	361	722	722	722
Minority interest	(86)	49	127	66	(934)
Changes in operating assets and liabilities:
Accounts receivable	431	4,495	2,596	(74)	(3,854)
Inventories	(1,093)	330	(930)	(260)	360
Accounts payable and accrued expenses	2,688	(1,948)	(1,136)	(688)	1,227
Interest payable	(63)	(135)	(302)	—	(36)
Income taxes payable	2,813	1,840	17	(295)	(55)
Other	(1,087)	(1,145)	(1,784)	(174)	(762)

Net cash provided by operating activities	16,350	15,082	17,570	21,070	11,521
Investing activities
Changes to other assets	(392)	(451)	116	(240)	2,091
Payments for acquisitions, net of cash acquired	—	—	(467)	(14,498)	—
Purchase of property, plant and equipment	(2,266)	(2,404)	(3,900)	(6,467)	(3,706)

Net cash used in investing activities	(2,658)	(2,855)	(4,251)	(21,205)	(1,615)
Financing activities
Borrowings on long-term debt	—	—	165,000	14,000	2,598
Payments on long-term debt	(5,446)	(9,206)	(120,240)	(13,681)	(7,250)
Debt issuance costs	—	—	(4,326)	—	—
Dividends	—	—	(58,013)	—	(217)

Net cash (used in) provided by financing activities	(5,446)	(9,206)	(17,579)	319	(4,869)

Net (decrease) increase in cash and cash equivalents	8,246	3,021	(4,260)	184	5,037
Effect of exchange rate changes on cash	(944)	105	643	479	(871)
Cash and cash equivalents, beginning of year	3,115	6,732	6,732	6,069	1,903

Cash and cash equivalents, end of year	$10,417	$9,858	$3,115	$6,732	$6,069

Supplemental cash flow information
Cash paid during the year for:
Interest	$3,677	$3,369	$7,752	$8,190	$10,340

Income taxes	$1,464	$3,885	$7,997	$10,638	$8,243

Noncash investing and financing activities:
Increase (decrease) in fair value of cash flow hedges	$365	$—	$307	$86	$(621)

Estimated fair value of net assets acquired	$—	$—	$—	$2,534	$—
Cash paid	—	—	—	(1,534)	—

Liability created during acquisition	$—	$—	$—	$1,000	$—

See accompanying notes.

Empi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.	Nature of Business

      Empi, Inc. and Subsidiaries (the Company) is a leading medical device company focused on products used for pain management, orthopedic rehabilitation and physical therapy. The Company develops, manufactures, markets and distributes a diverse range of non-invasive medical devices and related accessories that are primarily used by patients for at-home therapy. The Company also provides physical therapy equipment and supplies to physicians, physical therapists and other healthcare professionals for use in their clinics. The primary markets for the Company’s products are the United States and Europe. The Company also does a small percentage, less than 1%, of business in Canada and Asia.

      In August 1999, the Company merged with MPI Holdings, L.L.C., a newly formed affiliate of The Carlyle Group. The Company was the surviving entity of the merger. The merger was accounted for as a recapitalization. The Company’s existing shareholders received cash for their shares of common stock. The aggregate amount paid to effect the merger was approximately $164.3 million. The net proceeds of $25.5 million from the issuance of senior subordinated notes, initial borrowings of $85.0 million under a credit facility and the proceeds of $60.0 million from the investments of Carlyle and GE Capital Equity Investments, Inc., GE Capital, were used to fund the cash payments required to effect the merger and to pay merger related expenses. Upon consummation of the merger, Carlyle and GE Capital beneficially owned 91.67% and 8.33%, respectively, of the Company’s $0.01 par value common stock.

      On November 24, 2003, the Company consummated a $169.4 million recapitalization. As a result of the recapitalization, the Company entered into a senior secured credit facility consisting of a $165.0 million six-year term loan facility and a $25.0 million five-year revolving credit facility. The proceeds from the term loan facility and $4.4 million of cash on hand were used as follows: (1) repayment of principal and interest on the Company’s existing credit facility in the amount of $75.0 million; (2) repayment of $27.3 million for principal and interest on senior subordinated debt; (3) $58.0 million in dividends to shareholders; (4) $5.4 million in recapitalization expenses, consisting of $5.1 million in special management bonuses and $0.3 million of other expenses; and (5) $4.3 million in fees related to the recapitalization which have been capitalized as deferred financing costs. Approximately $0.6 million of the recapitalization expenses were accrued at December 31, 2003.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of Empi and all subsidiaries in which it holds a controlling interest. The minority interest as of December 31, 2003 and December 31, 2002 represents the 50% separate ownership of Medireha GmbH. For 2001, the minority interest represents the 23% separate ownership of Empi Germany, a subsidiary of Empi Europe, and the 50% separate ownership of Medireha. All material inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The most significant management estimates used in the preparation of the financial statements are associated with the reserves established for sales allowances, product returns, rental credits, uncollectible accounts receivable, lost consignment inventory and inventory obsolescence.

Empi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Reclassification

      Certain prior year items have been reclassified to conform to the current year presentation.

      The Company has reclassified to net revenues amounts billed to customers related to shipping and handling activities that had been recorded previously in cost of goods sold. The effect of the reclassification increased cost of goods sold by $2,883,000, $1,984,000 and $1,726,000 for the years ended December 31, 2003, 2002 and 2001, respectively, and reduced selling, general and administrative expenses by $345,000 for the year ended December 31, 2001.

      In addition, the Company has reclassified to net revenues certain contractual allowances that had been recorded previously as selling, general and administrative expenses. The effect of this reclassification decreased both net revenues and selling, general and administrative expenses by $2,655,000, $3,276,000 and $717,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Revenue Recognition

      The Company derives revenues from its wholesale and retail businesses. The wholesale business involves the sale of devices and medical supplies to clinics, hospitals, large buying groups or distributors. The retail business involves providing its products to patients for rent or purchase, the sale of accessories to patients for the ongoing use of such products and billing of the patient’s insurance provider for the products or accessories.

      The Company recognizes revenue in accordance with Staff Accounting Bulletin (SAB) No. 101, as amended by SAB No. 104, when each of the following four conditions are met: 1) a contract or sales arrangement exists; 2) products have been shipped and title has transferred or services have been rendered; 3) the price of the products or services is fixed or determinable; and 4) collectibility is reasonably assured. Accordingly, the Company recognizes retail revenue, both rental and purchase, when products have been dispensed to the patient and the patient’s insurance has been verified. For retail products that are sold from inventories consigned at clinic locations, the Company recognizes revenue when it receives notice that the device has been prescribed and dispensed to the patient and the insurance has been verified or preauthorization from the insurance company has been obtained when required. The Company recognizes wholesale revenue when it ships its products to its wholesale customers.

      The Company has established reserves to account for sales allowances, product returns and rental credits. Sales allowances generally result from agreements with certain insurance providers that permit reimbursement to the Company in amounts that are below the product’s invoice price. This reserve is provided for by reducing gross revenue by a portion of the amount invoiced at the time revenue is recognized. The Company estimates the amount of the reduction based upon historical experience and considers the impact of new contract terms or modifications of existing arrangements with insurance providers.

      The product return reserve accounts for patient returns of products after purchase. This reserve is provided for at the time of sale by reducing gross revenue by an amount based on historical rate of returns.

      Rental credits result when patients purchase products that they had previously rented. Many insurance providers require patients to rent devices for a period of one to three months prior to purchase. If the patient has a long-term need for the device, the insurance companies may authorize purchase of the device by these patients. When the device is purchased, most insurance providers require that rental payments previously made on the device be credited toward the purchase price. These credits are processed at the time the payment is received for the purchase of the device, which creates a time lag between billing of the purchase and processing of the rental credit. This reserve is provided for by reducing gross revenue over the rental period by our historical conversion rate of rentals to sales. The cost to refurbish rented products is expensed as incurred as part of cost of goods sold.

Empi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

      A change in the percentage of sales made pursuant to such contracts or a change in the number or type of products that are returned could cause the level of these reserves to vary in the future.

      In addition to the reserves for sales allowances, returns and rental credits, the Company provides for uncollectible accounts receivable. These uncollectible accounts receivable are a result of non-payment from patients who have been direct billed for co-payments or deductibles; lack of appropriate insurance coverage; and disallowances of charges by third-party providers. The reserve is based on historical trends, current relationships with providers, and internal process improvements. If there were a change to a material insurance provider contract, a decline in the economic condition of patients or significant turnover of company personnel, the current level of the reserve for uncollectible accounts receivable may not be adequate and may result in an increase of these levels in the future.

Shipping and Handling Costs

      Shipping and handling costs related to unit and supplies fulfillment services are included in cost of goods sold.

Cash Equivalents

      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair Value Disclosure of Financial Instruments

      The Company’s financial instruments consist of cash and cash equivalents, accounts receivable and payables for which current carrying amounts are equal to or approximate fair market values. The fair value of long-term obligations is based on interest rates for the same or similar debt offered to the Company having the same or similar remaining maturities and collateral requirements and approximates carrying value.

Inventories

      Inventories are valued at the lower of cost (first-in, first-out method) or market. Inventory balances were as follows:

		December 31,
	June 30,
	2004	2003	2002

	(in thousands)
Finished goods	$11,117	$10,279	$6,759
Work-in-process	652	419	356
Raw materials	3,030	3,110	5,787

	$14,799	$13,808	$12,902

Empi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Property, Plant and Equipment

      Property, plant and equipment are stated on the basis of cost. Depreciation and amortization of property, plant and equipment are computed on the straight-line basis over estimated useful lives of 25 years for building and leasehold improvements, 5 to 10 years for furniture and fixtures, 5 to 8 years for equipment and 3 years for computers. Property, plant and equipment balances were as follows at December 31:

	2003	2002

	(in thousands)
Equipment and computers	$33,186	$31,809
Furniture and fixtures	8,611	4,667
Buildings and leasehold improvements	2,320	2,372

	44,117	38,848
Less accumulated depreciation	(30,724)	(26,554)

Net property, plant and equipment	$13,393	$12,294

Earnings Per Share

      Basic earnings per share are computed using the weighted-average common shares outstanding. Diluted earnings per share are computed using the weighted-average common shares outstanding after adjusting for potential common shares from stock options. For all years presented, the reported net earnings were used when computing basic and diluted earnings per share. A reconciliation of the shares used in the computation is as follows:

	June 30,		December 31,

	2004	2003	2003	2002	2001

	(in thousands)
Basic weighted-average shares outstanding	6,191	6,191	6,191	6,191	6,191
Dilutive potential common shares	395	470	462	29	20

Diluted weighted-average shares outstanding	6,586	6,661	6,653	6,220	6,220

Goodwill

      Goodwill represents the excess of cost over the fair value of identifiable net assets of businesses acquired. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets effective January 1, 2002. Under Statement 142, goodwill is no longer amortized, but is subject to annual impairment tests. Statement 142 requires that goodwill for each reporting unit be reviewed for impairment at least annually. In addition, upon adoption of Statement 142, the Company had to complete a transitional impairment test. This transitional impairment test completed in the first quarter of 2002, indicated no goodwill impairment. The Company has two reporting units at December 31, 2003, consisting of its U.S. and European operations. The Company tests goodwill for impairment using the two-step process prescribed in Statement 142. In the first step, the Company compares the fair value of each reporting unit, as computed primarily by present value cash flow calculations, to its book carrying value, including goodwill. If the fair value exceeds the carrying value, no further work is required and no impairment loss is recognized. If the carrying value exceeds the fair value, the goodwill of the reporting unit is potentially impaired and the Company would then complete step two in order to measure the impairment loss. In the second step, the Company would calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets (including unrecognized intangible assets) of the reporting unit from the fair value of the reporting unit (as determined in step 1). If the implied fair value of goodwill is

Empi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

less than the carrying value of goodwill, the Company would recognize an impairment loss equal to the difference.

      During the fourth quarters of 2003 and 2002, management completed its annual goodwill review and did not identify any impairment to the carrying value.

      Prior to 2002, goodwill was amortized over its useful life, ranging from 4 to 7 years, from the date of acquisition using the straight-line method.

      The following table presents a reconciliation of reported net earnings to adjusted net earnings as if Statement 142 had been in effect as follows for the years ended December 31:

	2003	2002	2001

	(in thousands, except per
	share data)
Reported net earnings	$13,283	$18,927	$7,538
Goodwill amortization	—	—	5,200

Adjusted net earnings	$13,283	$18,927	$12,738

Net earnings per share:
Basic — as reported	$2.15	$3.06	$1.22
Basic — pro forma	$2.15	$3.06	$2.06
Diluted — as reported	$2.00	$3.04	$1.21
Diluted — pro forma	$2.00	$3.04	$2.05

      The changes in carrying amount of goodwill for the years ended December 31, 2003 and 2002 are as follows:

	2003	2002

	(in thousands)
Balance, beginning of year	$24,792	$16,736
Goodwill acquired during year	457	5,111
Effects of currency translation	4,071	2,945

Balance, end of year	$29,320	$24,792

Other Assets

      Other assets consist primarily of interest receivable on the officers’ stock note receivable and patents. Patent costs are amortized using the straight-line method over the estimated useful life of the patent, ranging from 5 to 15 years.

Deferred Financing Costs

      Deferred financing costs are the costs associated with acquiring debt, such as legal and underwriting fees. In November 2003, the Company entered into a new bank credit facility (see Note 4). In the course of securing the new credit facility, the Company incurred expenses of $4,326,000, which will be amortized over the life of the credit facility.

      In 2003, the Company wrote-off $998,000 of deferred financing costs associated with the debt that was extinguished with the proceeds from the new senior secured credit facility.

Empi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Impairment of Long-Lived Assets

      The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount and fair market value less costs to sell. As of December 31, 2003, the Company concluded there was no impairment of long-lived assets.

Stock Based Compensation

      At December 31, 2003, the Company has a stock based employee compensation plan, which is described more fully in Note 6. The Company accounts for that plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock based employee compensation cost is reflected in net earnings for 2003, 2002 and 2001 as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings if the Company had applied the fair value recognition provision of FASB Statement 123, Accounting for Stock Based Compensation, to stock based employee compensation.

	Six Months
	Ended June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

	(in thousands, except per share data)
Net earnings, as reported	$8,350	$8,919	$13,283	$18,927	$7,538
Deduct: total stock based employee compensation expense determined under fair value based method for all awards	(33)	(62)	(253)	(158)	(157)

Pro forma net earnings	$8,317	$8,857	$13,030	$18,769	$7,381

Net earnings per share:
Basic — as reported	$1.35	$1.45	$2.15	$3.06	$1.22
Basic — pro forma	$1.26	$1.42	$2.10	$3.03	$1.19
Diluted — as reported	$1.26	$1.35	$2.00	$3.04	$1.21
Diluted — pro forma	$1.23	$1.35	$1.96	$3.02	$1.19

      The fair value of stock options used to compute the pro forma earnings disclosure, as prescribed by Statement 123, is the estimated present value at grant date using the minimum value model with the following assumptions for 2003, 2002 and 2001, respectively: dividend yield of 0%, risk-free interest rate of 3.44%, 3.08%, 4.09% and an expected life of five years. Nonpublic companies use the minimum value model where there is limited basis for determining the expected volatility of the stock price. Accordingly, no value has been assumed for volatility in determining the value of options issued. The fair value of options granted in 2003, 2002 and 2001, was $2.40, $1.41 and $1.82, respectively.

Derivative Instruments and Hedging Activities

      The Company adopted FASB Statement 133, Accounting for Derivative Instruments and Hedging Activities, as amended by FASB Statement 138, Accounting for Certain Derivative Instruments and Certain

Empi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Hedging Activities — an Amendment of FASB Statement 133, effective beginning fiscal year 2001. Statements 133 and 138 require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the hedged assets, liabilities, or firm commitments are recognized through earnings or in comprehensive earnings until the hedged items are recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

      In January 2001, the Company entered into forward exchange contracts to mitigate potential foreign currency gains and losses relative to specific foreign currency transactions. The Company designated these contracts as cash flow hedges under Statements 133 and 138 at their inception. As of December 31, 2001, the Company had derivative-related balances totaling $621,000, representing the fair value of the forward exchange contracts, recorded in other current liabilities and $385,000 recorded in accumulated other comprehensive loss as a result of the implementation of Statements 133 and 138. The $385,000 recorded in other accumulated comprehensive gain (loss) as of December 31, 2001, was recognized as goodwill due to the payment of the Ormed earnout payable in January 2002, and the purchase of the remaining minority interest of Ormed in January 2002 (see Note 3).

      In September 2002, the Company entered into interest rate cap contracts related to its term loan facility B (see Note 4). The Company designated these contracts as cash flow hedges under Statements 133 and 138 at their inception. The cap contracts limit the London Interbank Offered Rate (LIBOR) interest rate related to a portion of the Company’s term loan facility B to 3.5% through the maturity of the debt in September 2006. During November 2003, the Company refinanced its term loan facility B and elected to continue one interest rate cap contract. The unrealized gain on the interest rate cap contract at the time of the refinancing will be recognized in earnings over the interest period of the new debt. As of December 31, 2003 and 2002, the Company had derivative-related balances totaling $228,000 and $535,000, respectively, representing the fair value of interest rate cap contracts, recorded in long-term liabilities, and $141,000 and $331,000, respectively, recorded in other comprehensive loss. The interest rate cap contract was designated as a cash flow hedge in relation to the new debt on the refinancing date. Any ineffectiveness subsequent to the refinancing transaction will be recognized in each subsequent reporting period.

      During the first quarter the Company entered into a series of interest rate swap contracts related to its senior secured credit facility. The Company designated these contracts as cash flow hedges at their inception. These contracts limit the Company’s exposure to increasing LIBOR interest rates through March 31, 2006.

      At June 30, 2004, the Company had derivative-related balances totaling $137,000, representing the fair value of these contracts, recorded in other long-term assets and $85,000 recorded in accumulated other comprehensive gain.

Foreign Currency Translation

      Assets and liabilities of the Company’s foreign operations are translated using the year-end rates of exchange method. Results of operations are translated using the average rates prevailing throughout the period. Translation gains or losses are accumulated and excluded from results of operations and recorded as a separate component of shareholders’ deficit.

Income Taxes

      The Company accounts for income taxes following the provisions of FASB Statement 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and

Empi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Interim Financial Data

      The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2004 are not necessarily indicative or the results that may be expected for the year ending December 31, 2004.

Recent Accounting Pronouncements

      In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. FIN 46 requires companies to determine whether a financing or other arrangement constitutes a “variable interest entity.” If a company concludes that such an arrangement is a variable interest entity, the company must then evaluate whether it is the primary beneficiary. The primary beneficiary of a variable interest entity is required to consolidate the entity for financial statement purposes. Variable interest entities are those that: 1) have insufficient equity investment at risk to finance their activities without additional subordinated support or 2) lack essential characteristics of a controlling financial interest including, among others, the obligation to absorb expected losses, or the right to receive expected residual returns, of the entity. The primary beneficiary is the enterprise that is obligated to absorb the expected losses or has a right to receive the expected residual returns. FIN 46 was effective immediately for variable interest entities created, or in which the Company obtains an interest, after January 31, 2003. For all variable interest entities created on or before January 31, 2003, the FASB delayed the initial effective date of the provisions until the first reporting period that ends after December 15, 2003. The Company has determined that Medireha (see Note 3) qualifies as a variable interest entity and the Company’s Ormed subsidiary is its primary beneficiary. The adoption of FIN 46 will not have an effect on the Company since the Company already consolidates Medireha.

      In May 2003, FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for issuer classification and measurement of certain financial instruments with characteristics of both liabilities and equity. Instruments that fall within the scope of SFAS 150 must be classified as a liability, and is effective for financial instruments entered into or modified after May 31, 2003. For financial instruments issued prior to June 1, 2003, SFAS 150 is effective for the Company in the second quarter of fiscal year 2003. Adoption did not have an impact on the Company’s consolidated financial statements.

3.	Acquisitions

      In 2000, the Company’s foreign subsidiary, Empi Europe, acquired a 77% interest in Ormed and its subsidiaries through a stock acquisition for $18.8 million. In January 2002, the Company acquired the remaining 23% of the outstanding capital stock of Ormed for $4.4 million in cash plus additional consideration of $8.6 million based on Ormed’s earnings performance for the year ended December 31, 2000. Among Ormed’s assets is a 50% interest in Medireha, which manufactures the CPM devices distributed exclusively by Ormed. Accordingly, the results of operations of the acquired entities have been included in the Company’s consolidated results since June 2000. The Company reflects its partial ownership of Medireha on its consolidated balance sheet in minority interest, and on its consolidated statements of income by reducing its net earnings to account for the portion of Medireha’s earnings allocable to its other equity holders.

Empi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

      On July 31, 2002, the Company acquired 100% of the net assets of Rehab Med+Equip in an asset purchase agreement for $2,534,000, of which $1,534,000 was paid in cash and $1,000,000 was a promissory note (see Note 4). In 2003, the note was reduced to $938,000 due to an indemnification claim for uncollectible accounts receivable and slow-moving inventory. Accordingly, the results of operations of the acquired entity have been included in the Company’s consolidated statements since the date of acquisition.

4.	Long-Term Debt

      Long-term borrowings consist of the following:

		December 31,
	June 30,
	2004	2003	2002

	(in thousands)
Term loan facility and revolving credit facility	$159,588	$165,000	$94,500
Senior subordinated debt	—	—	25,500
Notes payable	1,059	1,099	1,357

	160,647	166,099	121,357
Less current maturities	(42)	(1,718)	(10,481)

	160,605	$164,381	$110,876

      In November 2003, the Company entered into a new senior secured credit facility which requires periodic principal and interest payments. The term loan facility of $165.0 million has a six-year term with principal payments due quarterly beginning March 31, 2004 and bears interest at the option of the Company at the Eurodollar rate plus 3.0% or the greater of prime or the federal funds effective rate plus 2.0%. Interest is payable no less than one month and no more than three months from the date the interest rates are set. As of June 30, 2004, the outstanding balance on the term loan facility was approximately $159.6 million with an interest rate of 4.30%.

      The $25.0 million revolving credit facility expires November 24, 2008 and is available to fund working capital and general corporate purposes, including financing of acquisitions, investments and strategic alliances. Outstanding borrowings bear interest, at the option of the Company, at the Eurodollar rate plus 2.5% or the greater of prime or the federal funds effective rate plus 1.5%. Interest is generally paid on a quarterly basis. There is a commitment fee equal to 0.5% of the average daily amount of the available revolving commitment payable quarterly. At June 30, 2004, there was no amount outstanding on the revolving credit facility.

      The credit facility places certain restrictions on the Company, including limitations on the ability to incur indebtedness, grant liens, sell all of the Company’s assets or engage in certain other activities, dispose of or transfer stock ownership of any subsidiary, pay dividends, make capital expenditures which are not rental pool expenditures, make investments, make optional payments or modify debt instruments or enter into sales and leaseback transactions. In addition, the credit facility requires the Company to maintain certain financial ratios. As of June 30, 2004, the Company was in compliance with the applicable ratios. The indebtedness under the credit facility is secured by substantially all of the assets of the Company, including real and personal property, inventory, accounts receivable, intellectual property and other intangibles.

      The term loan facility requires the Company to make an annual prepayment of the term loan facility equal to 50% of any excess cash flow. For the purpose of this prepayment, excess cash flow is defined for each fiscal year as the difference between (i) the sum of consolidated net income (with certain limited adjustments), and the amount of any decrease in the amount of consolidated current assets less consolidated current liabilities, and the net amount of any non-cash losses in any disposition of our assets, minus (ii) the sum of the amount of actual capital expenditures and asset sales that are permitted under the credit facilities,

Empi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

any prepayments of the revolving loans under the credit facilities (but only if that prepayment is accompanied by a decrease in the revolving loan commitment amount), the amount of any scheduled payments of indebtedness permitted under the credit facilities, and the net amount of any non-cash gain in the disposition of property. The excess cash flow payment must be made no later than 95 days after year end or 125 days after year end if there is a permitted acquisition within the year.

      Subject to certain exceptions, the term loan facility must be prepaid with 100% of the net proceeds of certain asset sales or dispositions, 100% of the net proceeds of certain indebtedness, 50% of the net proceeds of certain equity sales or issuances, 100% of the net proceeds from insurance recovery and condemnation events and a percentage of excess cash flow.

      Voluntary prepayments of loans under our senior secured credit facility and voluntary reductions in the unused commitments under the revolving credit facility are permitted in whole or in part, in minimum amounts and subject to certain other limitations as set forth in the credit agreement.

      In connection with the recapitalization, the Company incurred fees and costs of $5.3 million. Approximately $4.3 million has been capitalized as deferred financing expenses and is being amortized over the term of the related debt instruments.

      The Company’s credit facilities in 2002 consisted of a five-year term loan facility in the amount of $25.0 million (Term loan facility A), a seven-year term loan facility in the amount of $60.0 million (Term loan facility B), and a $60.0 million five-year revolving credit facility (collectively, the Credit Facilities).

      Term loan facility A, Term loan facility B and any accrued interest were repaid in November 2003 with the proceeds from the new senior secured credit facility. Term loan facility A and Term loan facility B were payable in quarterly principal installments and had outstanding balances of $16,750,000 and $58,750,000, respectively, at December 31, 2002. Term loan facility A was to have matured on September 30, 2004 and bore interest at the option of the Company at the greater of prime plus 1.75% or the federal funds rate plus 2.25%, or LIBOR plus 2.75%. LIBOR is based on LIBOR for the corresponding length of the loan. Term loan facility B was to have matured on September 30, 2006 and bore interest at the option of the Company at the greater of prime plus 2.25% or the federal funds rate plus 2.75%, or LIBOR plus 3.25%. At December 31, 2002, the interest rates on Term loan facility A and Term loan facility B were 3.76% and 5.01%, respectively. Interest on both term loan facilities was payable no less than one month and no more than three months from the date interest rates were set.

      The $60.0 million revolving credit facility was scheduled to expire August 31, 2004. Outstanding borrowings bore interest, at the option of the Company, at the greater of prime plus 1.75% or the federal funds rate plus 2.25%, or LIBOR plus 2.75%. At December 31, 2002, the interest rate on the revolving credit facility was 3.76%. In addition, there was a commitment fee equal to 0.375% of the unused portion of the revolving credit facility, which was payable quarterly. Borrowings of $19.0 million were outstanding on the revolving credit agreement at December 31, 2002.

      The Company’s senior subordinated debt and any accrued interest were repaid with proceeds from the new credit facility entered into in November 2003. The Company’s senior subordinated debt was scheduled to mature on August 15, 2007. The senior notes were subordinated in right of payment to all existing and future senior indebtedness of the Company. The notes were redeemable, in whole or in part, at the option of the Company, at prices decreasing from 105% of the face amount on September 1, 2003 to par on September 1, 2006 together with accrued and unpaid interest. The interest rate on the notes was 10% per annum if interest is paid in cash or 12% per annum if interest is paid in the form of additional notes. Interest payments were made in cash when due; therefore, the interest rate at December 31, 2002 was 10%. Semiannual interest payments were required over the term of the debt.

Empi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

      Notes payable at December 31, 2003 and 2002 consist of various bank debt issued by foreign subsidiaries for working capital purposes with interest rates ranging from 6.5% to 10% and a promissory note due to Rehab Distribution Corp. The promissory note is consideration for the purchase of Rehab Med+Equip (see Note 3). Principal payments of $469,000 are due in August 2005 and August 2008. At December 31, 2003 and 2002, $938,000 and $1,000,000 were outstanding, respectively. The promissory note bears interest of the greater of 5% or the prime rate per annum, payable monthly. At both dates, the interest rate on the promissory note was 5%.

      Annual maturities of the principal on long-term debt as of December 31, 2003 were as follows (in thousands):

2004	$1,718
2005	2,189
2006	1,675
2007	1,650
2008	2,117
Thereafter	156,750

$166,099

5.	Income Taxes

      For financial reporting purposes, earnings (loss) before income taxes and minority interest include the following components for the years ended December 31:

	2003	2002	2001

	(in thousands)
United States	$16,469	$25,588	$17,859
Foreign	5,121	3,010	(3,230)

      The income tax provision related to continuing operations consists of the following as of December 31:

	2003	2002	2001

	(in thousands)
Current taxes:
Federal	$5,560	$7,711	$7,435
State	758	916	932
Foreign	2,141	1,126	829
Deferred taxes	(279)	(148)	(1,300)

Total provision for income taxes	$8,180	$9,605	$7,896

Empi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

      Reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the years ended December 31 is as follows:

	2003	2002	2001

Provision at federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State and local taxes, net of federal tax benefit	2.3	2.2	3.7
Change in valuation allowance	—	(3.6)	—
Nondeductible goodwill for foreign taxes	—	—	15.3
Other	0.6	—	—

Effective rate	37.9%	33.6%	54.0%

      Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31 are as follows:

	2003	2002

	(in thousands)
Deferred tax assets/(liability) — current:
Allowance for doubtful accounts	$4,467	$4,790
Derivatives	87	204
Inventory adjustments	382	62
Other	277	(15)

Total deferred tax assets	5,213	5,041
Deferred tax asset/(liability) — long term:
Amortization of goodwill	676	1,230
Net operating losses	1,725	1,125
Foreign currency translation	(3,791)	(1,444)
Other	(371)	(315)

	(1,761)	596

Net deferred tax assets	$3,452	$5,637

      At December 31, 2003, the Company has net operating loss carryforwards of $6,843,000 for German tax purposes, which do not expire.

Empi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

6.	Stock Plans

      The Company has a stock option plan, the 1999 Stock Option Plan of Empi, Inc. (the Plan), under which certain employees and directors are granted options to purchase shares of the Company’s common stock. Grants under the Plan may take the form of incentive or nonqualified stock options. A total of 880,602 shares of the Company’s stock have been reserved for issuance to directors, officers, and key employees. Stock options have been granted at their fair market value as determined by the Board of Directors at the date of grant and generally are exercisable partially over the first five years of the agreement with the final vesting prior to the expiration ten years after the grant. Certain options will also vest upon achievement of certain events or performance targets. A summary of stock options is shown below:

		Weighted-
		Average
		Exercise
	Shares Under Option	Price

Outstanding, December 31, 2000	865,602	$9.52
Granted	4,833	9.85

Outstanding, December 31, 2001	870,435	$9.52
Granted	5,000	9.85

Outstanding, December 31, 2002	875,435	$9.52
Granted	30,000	15.21
Cancelled	(50,000)	9.85

Outstanding, December 31, 2003	855,435	$9.70

      The following table summarizes information about the Plan options outstanding at December 31, 2003:

		Weighted-Average
		Remaining
	Number	Contractual Life	Weighted-Average	Number	Weighted-Average
Range of Exercise Prices	Outstanding	(in Years)	Exercise Price	Exercisable	Exercise Price

$3.07	1,345	5.75	$3.07	1,345	$3.07
6.32-8.46	99,367	5.75	7.34	99,367	7.34
9.59-9.85	739,723	6.24	9.81	431,473	9.78
20.57	15,000	9.96	20.57	—	20.57

$3.07-20.57	855,435	6.24	$9.70	532,185	$9.47

      As of December 31, 2003, 2002 and 2001, there were currently exercisable options to acquire 532,185, 478,747 and 301,185 shares of the Company’s common stock, respectively.

7.	Capital Stock

      The Company loaned a total of $985,000 to certain officers on February 1, 2000 for the purchase of 100,000 shares of the Company’s common stock. The loans are secured by full-recourse promissory notes and pledges of the stock purchased. The loans bear interest at an annual percentage rate of 9%. Payment, including accrued interest, is due February 1, 2008.

8.	Commitments and Contingencies

Leases

      The Company leases office space and various equipment under noncancelable operating leases. These leases expire on various dates through 2012.

Empi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

      Aggregate future minimum lease payments at December 31, 2003 are as follows (in thousands):

2004	$1,558
2005	1,492
2006	1,365
2007	1,086
2008	962
Thereafter	2,173

$8,636

      Rent expense includes a minimum base payment and operating expenses. Rent expense for the years ended December 31, 2003, 2002 and 2001 was $2,031,000, $1,678,000 and $1,148,000, respectively, and $1,062,000 and $1,039,000 for the six months ended June 30, 2004 and 2003, respectively.

Litigation

      The Company is not currently subject to any pending or threatened litigation, other than routine litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on its financial condition or results of operations.

9.	Retirement Plan

      The Company has a retirement profit-sharing and savings plan under Section 401(k) of the Internal Revenue Code. The plan allows employees to defer up to 15% of their income on a pretax basis through contributions to the plan. For every dollar the employee contributes, up to 6% of their income, the Company will contribute $0.50. The Company’s matching contributions were approximately $667,000, $606,000, and $570,000 in 2003, 2002 and 2001, respectively, and $324,000 and $329,000 during the six months ended June 30, 2004 and 2003, respectively. In addition, Empi, Inc.’s subsidiaries have various employee benefit plans. Contributions to those plans were $37,000, $21,000 and $10,000 for the years ended December 31, 2003, 2002 and 2001, respectively and $31,000 and $38,000 during the six months ended June 30, 2004 and 2003, respectively.

10.	Related-Party Transactions

      The Company has an agreement with Carlyle and GE Capital (the Company’s principal shareholders) to provide management services to the Company for an annual fee. The services provided include business performance analysis and acquisition-related services. Fees and expenses paid to Carlyle and GE Capital for these services under the agreement amounted to an aggregate of $600,000 for each of the years ended December 31, 2003, 2002 and 2001. The management agreement has been amended to provide for a reduction of the management fee to an aggregate of $300,000 for 2004.

      The Company completed a recapitalization in November of 2003. Carlyle assisted the Company’s management with the project. Fees and expenses paid to Carlyle for investment banking and consulting services in relation to the recapitalization were $1,194,000. Additionally, the Company paid breakage fees of $1,169,000 and $106,000 to Carlyle and GE Capital, respectively, for the early retirement of the senior subordinated debt (See Note 4).

      As more fully discussed in Note 7, the Company has outstanding loans to executive officers totaling $985,000.

      The Company incurred expenses of $1,092,000 for services and purchased a software system for $591,000 from Hug Holding GmbH for the year ended December 31, 2001. The services provided include

Empi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

accounting, information technology, purchasing and human resources. An owner of Hug Holding GmbH was a minority owner of Empi Germany in 2001.

11.	Segment Information

      The Company operates as one reportable segment, the manufacturing and distribution of non-invasive medical and rehabilitation devices and related accessories. In management’s on-going evaluation of the results and operations, it reviews and analyzes net revenues; gross margin; new contracts; percentage conversion of product rental to purchase by product type; cash collected; aging of receivables; inventory turns; and bad debt write-offs. The Company’s chief operating decision makers used consolidated results to make operating and strategic decisions. Net revenue from the United States and foreign sources (primarily Europe) was as follows:

	Six Months
	Ended June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

	(in thousands)
Domestic	$58,425	$54,901	$114,165	$104,420	$95,385
Germany	19,704	16,447	30,712	25,566	21,005
Other international	1,600	1,849	5,648	5,600	5,165

Total	$79,729	$73,197	$150,525	$135,586	$121,555

      Net revenues by product category was as follows:

	Six Months
	Ended June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

	(in thousands)
Electrotherapy	$38,026	$34,986	$73,211	$69,707	$64,696
Orthotics and continuous passive motion	21,769	19,936	39,635	35,371	31,165
Iontophoresis	9,652	10,013	20,030	20,996	20,399
RME catalog and other products	10,282	8,262	17,649	9,512	5,295

Total	$79,729	$73,197	$150,525	$135,586	$121,555

Empi, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

12.	Quarterly Data (Unaudited)

      The following tabulations reflect the unaudited quarterly results of operations for the years ended December 31, 2003 and 2002 and the six months ended June 30, 2004.

				Diluted
	Net	Gross	Net	Earnings
	Sales	Profit	Earnings	Per Share

	(in thousands, except per share data)
2004
First quarter	$38,893	$24,765	$4,015	$0.62
Second quarter	40,836	26,308	4,335	0.64
2003
First quarter	$35,950	$23,811	$4,361	$0.65
Second quarter	37,248	24,683	4,559	0.68
Third quarter	35,290	23,049	4,145	0.62
Fourth quarter	42,037	27,036	218	0.03
2002
First quarter	$31,094	$21,715	$3,873	$0.62
Second quarter	34,632	24,590	4,411	0.71
Third quarter	34,495	23,822	4,309	0.69
Fourth quarter	35,365	23,435	6,334	1.02

      The fourth quarter of 2003 was negatively impacted by the recapitalization expenses (see Note 4). The expenses associated with the recapitalization were the write-off of the deferred financing charges from the retired debt, $998,000, and the breakage fees paid to The Carlyle Group and GE Capital on the senior subordinated debt, $1,275,000. The special bonus paid to management totaled $5,136,000. The impact of these expenses, net of taxes, is $4,523,000 or $0.25 per share.